Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

OCI Partners LP:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-191755) of OCI Partners LP of our report dated March 16, 2015, with respect to the consolidated balance sheets of OCI Partners LP as of December 31, 2014 and 2013, and the related consolidated statements of operations, member’s capital and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of OCI Partners LP.

/s/ KPMG LLP

Houston, Texas

March 16, 2015